Exhibit 3.16

AMENDMENT NO. 7 TO THE
AGREEMENT OF LIMITED PARTNERSHIP OF
SERVICEMASTER RESIDENTIAL/COMMERCIAL SERVICES

LIMITED PARTNERSHIP

THIS AMENDMENT NO. 7 TO THE AGREEMENT OF LIMITED PARTNERSHIP OF SERVICEMASTER RESIDENTIAL/COMMERCIAL SERVICES LIMITED PARTNERSHIP (this “Amendment”), is made and entered into this     5th    day of       July    , 2007, by and among SM Clean L.L.C., a Delaware limited liability company (“SMC”), as general partner (in such capacity, the “General Partner”), and ServiceMaster Consumer Services Limited Partnership, a Delaware limited partnership (“SCSLP”), as limited partner (in such capacity, the “Limited Partner”) (the General Partner and the Limited Partner are collectively referred to herein as the “Partners”).

WITNESSETH:

WHEREAS, ServiceMaster Residential/Commercial Services Limited Partnership (the “Partnership”) has been formed as a limited partnership under the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101, et. seq., (“Act”) pursuant to the Certificate of Limited Partnership of ServiceMaster Residential/Commercial Services Limited Partnership, dated December 4, 1990, as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on December 4, 1990, as amended by the Certificate of Amendment to Certificate of Limited Partnership of ServiceMaster Residential/Commercial Services Limited Partnership, dated June 29, 1993, as filed in the office of the Secretary of State on June 30, 1993, as further amended by the Certificate of Amendment to Certificate of Limited Partnership of ServiceMaster Residential/Commercial Services Limited Partnership, dated June 9, 1998, as filed in the office of the Secretary of State on August 5, 1998, and as further amended by the Certificate of Amendment to the Certificate of Limited Partnership of ServiceMaster Residential/Commercial Services Limited Partnership, dated January 21, 2003, as filed in the office of the Secretary of State on January 22, 2003 (as so amended, the “Certificate”), and pursuant to the Agreement of Limited Partnership of ServiceMaster Residential/Commercial Services Limited Partnership, dated December 4, 1990, between ServiceMaster Residential/Commercial Services Management Corporation (“RC Management”), as general partner, and SCSLP, as limited partner, as amended by Amendment No. 1 thereto, dated August 5, 1998, among TSSGP Limited Partnership, as withdrawing Special General Partner, RC Management, as General Partner, and SCSLP, as limited partner, as further amended by Amendment No. 2 thereto, dated August 5, 1998, between RC Management, as general partner, and SCSLP, as limited partner, as further amended by Amendment No. 3 thereto, dated December 31, 2002, between SCSLP, as limited partner, and RC Management, as withdrawing general partner, as further amended by Amendment No. 4 thereto, dated December 31, 2002 (the “Fourth Amendment”), between SCS, as withdrawing general partner, and SCSLP, as limited partner and as general partner, and as further amended by Amendment No. 5 thereto, dated December 31, 2002 (the “Fifth Amendment”), between SCSLP, as limited partner and as withdrawing limited partner, and SMC, as successor general partner, and as further amended by Amendment No. 6 thereto, dated June 29, 2007 (the “Sixth Amendment”), between SCSLP, as limited partner, SMC, as general partner and SCS, as former general partner (as so amended, the “Agreement”); and

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WHEREAS, the Partners desire to amend the Agreement to provide for the Limited Partner to remove the General Partner and appoint a successor General Partner.

NOW, THEREFORE, the undersigned, in consideration of the promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, do hereby agree as follows:

1.            Amendment to the Agreement.  Article VII of the Agreement is hereby amended by inserting the following new section 7.14 at the end thereof:

7.14  Removal of General Partner.  The Limited Partner may remove the General Partner at any time, with or without cause, upon delivery to the General Partner at the principal office of the Partnership of written notice of such removal.  The Limited Partner shall have the right to appoint a successor General Partner (“Successor”).  Such removal shall be effective, and the Successor shall become the General Partner, immediately after the execution and delivery by the Successor of a written acknowledgment of the provisions hereunder and consent to the appointment as Successor, in a form substantially satisfactory to the Limited Partner.  The right of the Limited Partner to remove the General Partner and appoint a Successor shall not exist or be exercised if such removal and appointment will result in the loss of limited liability of any Limited Partner or partnership status of the Partnership under any state or federal law, rule or regulation.

2.            Binding Effect.  This Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

3.            Execution in Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

4.            Agreement in Effect.  Except as hereby amended, the Agreement shall remain in full force and effect.

5.            Governing Law.  This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws, without regard to principles of conflict of laws.

6.            Separability.  Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

GENERAL PARTNER:

SM Clean, L.L.C.

By:	/s/ Mark F. Lightfoot
	Name:	Mark F. Lightfoot
	Title:	Senior Vice President

LIMITED PARTNER:

ServiceMaster Consumer Services Limited
Partnership

By:	ServiceMaster Consumer Services, Inc.

	By:	/s/ Lawrence L. Mariano, III
	Name:	Lawrence L. Mariano, III
	Title:	Senior Vice President

FORMER GENERAL PARTNER:

ServiceMaster Consumer Services, Inc.

By:	/s/ Lawrence L. Mariano, III
	Name:	Lawrence L. Mariano, III
	Title:	Senior Vice President

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AMENDMENT NO. 6 TO THE

AGREEMENT OF LIMITED PARTNERSHIP OF

SERVICEMASTER RESIDENTIAL/COMMERCIAL SERVICES

LIMITED PARTNERSHIP

THIS AMENDMENT NO. 6 TO THE AGREEMENT OF LIMITED PARTNERSHIP OF SERVICEMASTER RESIDENTIAL/COMMERCIAL SERVICES LIMITED PARTNERSHIP (this “Amendment”), is made and entered into this 29th day of June, 2007, by and among SM CLean L.L.C., a Delaware limited liability company (“SMC”), as general partner (in such capacity, the “General Partner”), ServiceMaster Consumer Services Limited Partnership, a Delaware limited partnership (“SCSLP”), as limited partner (in such capacity, the “Limited Partner”), and ServiceMaster Consumer Services, Inc., a Delaware corporation (“SCS”), as former general partner (the “Former General Partner”) (the General Partner, the Limited Partner and the Former General Partner are collectively referred to herein as the “Partners”).

WITNESSETH:

WHEREAS, ServiceMaster Residential/Commercial Services Limited Partnership (the “Partnership”) has been formed as a limited partnership under the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101, et. seq., (“Act”) pursuant to the Certificate of Limited Partnership of ServiceMaster Residential/Commercial Services Limited Partnership, dated December 4, 1990, as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on December 4, 1990, as amended by the Certificate of Amendment to Certificate of Limited Partnership of ServiceMaster Residential/Commercial Services Limited Partnership, dated June 29, 1993, as filed in the office of the Secretary of State on June 30, 1993, as further amended by the Certificate of Amendment to Certificate of Limited Partnership of ServiceMaster Residential/Commercial Services Limited Partnership, dated June 9, 1998, as filed in the office of the Secretary of State on August 5, 1998, and as further amended by the Certificate of Amendment to the Certificate of Limited Partnership of ServiceMaster Residential/Commercial Services Limited Partnership, dated January 21, 2003, as filed in the office of the Secretary of State on January 22, 2003 (as so amended, the “Certificate”), and pursuant to the Agreement of Limited Partnership of ServiceMaster Residential/Commercial Services Limited Partnership, dated December 4, 1990, between ServiceMaster Residential/Commercial Services Management Corporation (“RC Management”), as general partner, and SCSLP, as limited partner, as amended by Amendment No. 1 thereto, dated August 5, 1998, among TSSGP Limited Partnership, as withdrawing Special General Partner, RC Management, as General Partner, and SCSLP, as limited partner, as further amended by Amendment No. 2 thereto, dated August 5, 1998, between RC Management, as general partner, and SCSLP, as limited partner, as further amended by Amendment No. 3 thereto, dated December 31, 2002, between SCSLP, as limited partner, and RC Management, as withdrawing general partner, as further amended by Amendment No. 4 thereto, dated December 31, 2002 (the “Fourth Amendment”), between SCS, as withdrawing general partner, and SCSLP, as limited partner and as general partner, and as further amended by Amendment No. 5 thereto, dated December 31, 2002 (the “Fifth Amendment”), between SCSLP, as limited partner and as withdrawing limited partner, and SMC, as successor general partner (as so amended, the “Agreement”); and

WHEREAS, the Partnership, pursuant to the transfer by SCS of its general partner interest in the Partnership to SCSLP on the terms set forth in the Fourth Amendment, may have dissolved, without further action pursuant to this Amendment and Section 17-806 of the Act; and

WHEREAS, the Partners desire to amend the Agreement, to confirm the continuation of the Partnership without dissolution pursuant to Section 17-806 of the Act.

NOW, THEREFORE, the undersigned, in consideration of the promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, do hereby agree as follows:

1.    Continuation of the Partnership.

a.    Pursuant to the Fourth Amendment, on December 31, 2002, SCS purported to transfer its general partner interest in the Partnership to SCSLP (the “First Transfer”).

b.    Pursuant to the Fifth Amendment, on December 31, 2002, SCSLP purported to transfer its general partner interest in the Partnership to SMC.

c.    It is the intention of the Partners that the transfers contemplated by the Fourth Amendment and the Fifth Amendment would result in the General Partner and the Limited Partner being the partners of the Partnership, and that, effective as of the occurrence of the First Transfer, the business of the Partnership would be continued without dissolution.

d.    Notwithstanding any other provision of the Agreement to the contrary, effective as of the occurrence of the First Transfer, the Agreement is hereby amended and the Partners hereby ratify and confirm, and consent to, the continuation of the Partnership in accordance with the Act (including, without limitation, Section 17-806 thereof), and agree that the Partnership shall have a perpetual existence and shall continue as a Partnership until its dissolution pursuant to the terms of the Act and the Agreement.

e.    The Partners hereby agree that the partners of the Partnership are the General Partner and the Limited Partner.  To the extent that the General Partner or the

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Limited Partner is not deemed duly admitted to the Partnership as a partner, such partner evidences its intention to be bound by the Agreement, as amended by this Amendment, by its execution of a counterpart signature page to this Amendment, and the Partners hereby admit such partner as a general partner or a limited partner of the Partnership, as the case may be.

2.    Future Cooperation.  Each of the parties hereto agrees to cooperate at all times from and after the date hereof with respect to all of the matters described herein, and to execute such further assignments, releases, assumptions, amendments of the Agreement, notifications and other documents as may be reasonably requested for the purpose of giving effect to, or evidencing or giving notice of, the transactions contemplated by this Amendment.

3.    Binding Effect.  This Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

4.    Execution in Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

5.    Agreement in Effect.  Except as hereby amended, the Agreement shall remain in full force and effect.

6.    Governing Law.  This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws, without regard to principles of conflict of laws.

7.    Separability.  Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

GENERAL PARTNER:

SM Clean, L.L.C.

By:		/s/Mark F. Lightfoot
Name: Mark F. Lightfoot
Title: Senior Vice President

LIMITED PARTNER:

ServiceMaster Consumer Services Limited Partnership

By:		ServiceMaster Consumer Services, Inc.

	By:	/s/Lawrence L. Marriano, III
Name: Lawrence L. Mariano, III
Title: Senior Vice President

FORMER GENERAL PARTNER:

ServiceMaster Consumer Services, Inc.

By:		/s/Lawrence L. Marriano, III
Name: Lawrence L. Mariano, III
Title: Senior Vice President

4

Amendment No. 5

Agreement of Limited Partnership
Of
ServiceMaster Residential/Commercial Services Limited Partnership
Dated December 4, 1990,
As amended August 5, 1998

THIS AMENDMENT is made on December 31, 2002, by and between ServiceMaster Consumer Services Limited Partnership, a Delaware limited partnership (“Consumer Services LP”) and SM Clean L.L.C., a Delaware limited liability company (“SM Clean”).

Recitals

A.       The current partners of ServiceMaster Residential/Commercial Services Limited Partnership (“Res/Com LP”) are as follows:

Company	State of Organization	Partner Type

ServiceMaster Consumer Services Limited Partnership	Delaware	Limited Partner - 99%

ServiceMaster Consumer Services Limited Partnership	Delaware	General Partner - 1%

B.        Pursuant to that certain Agreement of Limited Partnership of ServiceMaster Residential/Commercial Services Limited Partnership, dated December 4, 1990, as amended August 5,1998 (“LP Agreement”), Consumer Services LP has exercised its right to assign its 1% general partnership interest to SM Clean.

C.        As a result of the transaction contemplated by this Amendment, the partners of Res/Com LP will be as follows:

Company	State of Organization	Partner Type

ServiceMaster Consumer Services Limited Partnership	Delaware	Limited Partner - 99%

SM Clean L.L.C.	Delaware	General Partner - 1%

Provisions

NOW THEREFORE, in consideration of the commitments contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:

1.         Assignment of Partnership Interest. Consumer Services LP assigns its 1% general partnership interest to SM Clean.

2.         Partners after Assignment. As a result of the transaction contemplated by this Amendment, SM Clean is the sole general partner of Res/Com LP and Consumer Services LP is the sole limited partner of Res/Com LP.

3.         No Other Changes. The parties make no changes to the LP Agreement other than the changes described in this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first mentioned above.

ServiceMaster Consumer Services
Limited Partnership

By:	ServiceMaster Consumer Services, Inc.

By:	/s/ Lawrence L. Mariano
Lawrence L. Mariano, III
Senior Vice President

SM Clean L.L.C.

By:	/s/ Amelia N. Blanton
Amelia N. Blanton
Vice President & Secretary

Amendment No. 4

Agreement of Limited Partnership
Of
ServiceMaster Residential/Commercial Services Limited Partnership
Dated December 4, 1990,
As amended August 5, 1998

THIS AMENDMENT is made on December 31, 2002, by and between ServiceMaster Consumer Services Limited Partnership, a Delaware limited partnership (“Consumer Services LP”) and ServiceMaster Consumer Services, Inc., a Delaware corporation (“Consumer Services”).

Recitals

A.       The current partners of ServiceMaster Residential/Commercial Services Limited Partnership (“Res/Com LP”) are as follows:

Company	State of Organization	Partner Type

ServiceMaster Consumer Services Limited Partnership	Delaware	Limited Partner - 99%

ServiceMaster Consumer Services, Inc.	Delaware	General Partner - 1%

B.        Pursuant to that certain Agreement of Limited Partnership of ServiceMaster Residential/Commercial Services Limited Partnership, dated December 4, 1990, as amended August 5, 1998 (“LP Agreement”), Consumer Services has exercised its right to assign its 1% general partnership interest to Consumer Services LP.

C.        As a result of the transaction contemplated by this Amendment, the partners of Res/Com LP will be as follows:

Company	State of Organization	Partner Type

ServiceMaster Consumer Services Limited Partnership	Delaware	Limited Partner - 99%

ServiceMaster Consumer Services Limited Partnership	Delaware	General Partner - 1%

Provisions

NOW THEREFORE, in consideration of the commitments contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:

1.         Assignment of Partnership Interest. Consumer Services assigns its 1% general partnership interest to Consumer Services LP.

2.         Partners after Assignment. As a result of the transaction contemplated by this Amendment, Consumer Services LP is the sole general partner of Res/Com LP and Consumer Services LP is the sole limited partner of Res/Com LP.

3.         No Other Changes. The parties make no changes to the LP Agreement other than the changes described in this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first mentioned above.

ServiceMaster Consumer Services
Limited Partnership

By:	ServiceMaster Consumer Services, Inc.

By:	/s/ Lawrence L. Mariano
Lawrence L. Mariano, III
Senior Vice President

ServiceMaster Consumer Services, Inc.

By:	/s/ Ernest J. Mrozek
Ernest J. Mrozek
President

Amendment No. 3

Agreement of Limited Partnership
Of
ServiceMaster Residential/Commercial Services Limited Partnership
Dated December 4, 1990,
As amended August 5, 1998

THIS AMENDMENT is made on December 31, 2002, by and between ServiceMaster Consumer Services Limited Partnership, a Delaware limited partnership (“Consumer Services LP”) and ServiceMaster Residential/Commercial Services Management Corporation, a Delaware corporation (“Res/Com Corp.”).

Recitals

A.       The current partners of ServiceMaster Residential/Commercial Services Limited Partnership (“Res/Com LP”) are as follows:

Company	State of Organization	Partner Type

ServiceMaster Consumer Services Limited Partnership	Delaware	Limited Partner - 99%

ServiceMaster Residential/ Commercial Services Management Corporation	Delaware	General Partner -1%

B.        Pursuant to that certain Agreement of Limited Partnership of ServiceMaster Residential/Commercial Services Limited Partnership, dated December 4, 1990, as amended August 5, 1998 (“LP Agreement”), Res/Com Corp has exercised its right to assign its 1% general partnership interest to ServiceMaster Consumer Services, Inc. (“Consumer Services”).

C.        As a result of the transaction contemplated by this Amendment, the partners of Res/Com LP will be as follows:

Company	State of Organization	Partner Type

ServiceMaster Consumer Services Limited Partnership	Delaware	Limited Partner - 99%

ServiceMaster Consumer Services, Inc.	Delaware	General Partner - 1%

Provisions

NOW THEREFORE, in consideration of the commitments contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:

1.         Assignment of Partnership Interest. Res/Com Corp. assigns its 1% general partnership interest to Consumer Services.

2.         Partners after Assignment. As a result of the transaction contemplated by this Amendment, Consumer Services is the sole general partner of Res/Com LP and Consumer Services LP is the sole limited partner of Res/Com LP.

3.         No Other Changes. The parties make no changes to the LP Agreement other than the changes described in this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first mentioned above.

ServiceMaster Consumer Services
Limited Partnership

By:	ServiceMaster Consumer Services, Inc.

By:	/s/ Lawrence L. Mariano
Lawrence L. Mariano, III
Senior Vice President

ServiceMaster Residential/Commercial
Services Management Corporation

By:	/s/ Amelia N. Blanton
Amelia N. Blanton
Vice President

Amendment No. 2

Agreement of Limited Partnership
of
ServiceMaster Residential/Commercial Services Limited Partnership
dated December 4, 1990

THIS AMENDMENT is made on August 5, 1998 by and among ServiceMaster Consumer Services Limited Partnership, a Delaware limited partnership (“ServiceMaster Consumer Services L.P.”), and ServiceMaster Residential/Commercial Services Limited Partnership, a Delaware limited partnership (“ServiceMaster Residential/Commercial Services L.P.”).

Recitals

A.       The current partners of ServiceMaster Residential/Commercial Services L.P. are as follows:

Company	State of Organization	Partner Type

ServiceMaster Consumer Services L.P.	Delaware	Limited Partner—99.09%

ServiceMaster Residential/Commercial Services Management Corporation	Delaware	General Partner—.01%

C.        Pursuant to that certain Agreement of Limited Partnership of ServiceMaster Residential/Commercial Services L.P., dated December 4, 1990 (“LP Agreement”), ServiceMaster Consumer Services L.P. has exercised its right to assign its .09% partner interest to ServiceMaster Residential/Commercial Services Management Corporation.

D.        As a result of the transaction contemplated by this Amendment, the partners of ServiceMaster Residential/Commercial Services L.P. will be as follows:

Company	State of Organization	Partner Type

ServiceMaster Consumer Services L.P.	Delaware	Limited Partner—99%

ServiceMaster Residential/Commercial Services Management Corporation	Delaware	General Partner—1%

Provisions

NOW THEREFORE, in consideration of the commitments contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:

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1.         Assignment of Partner Interest. ServiceMaster Consumer Services L.P. assigns its .09% partner interest to ServiceMaster Residential/Commercial Services Management Corporation.

2.         Partners after Withdrawal. As a result of the transaction contemplated by this Amendment, ServiceMaster Residential/Commercial Services Management Corporation is the sole general partner of ServiceMaster Residential/Commercial Services L.P., and ServiceMaster Consumer Services L.P. is the sole limited partner of ServiceMaster Residential/Commercial Services L.P.

3.         No Other Changes. The Parties make no changes to the LP Agreement other than the changes described in this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first mentioned above.

ServiceMaster Residential/Commercial Services Management Corporation		ServiceMaster Consumer Services Limited Partnership

		By:	ServiceMaster Consumer Services, Inc., general partner

By:	/s/ Michael M. Isakson	By:	/s/ Ernest J. Mrozek
	Michael M. Isakson		Ernest J. Mrozek
	President		President

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Amendment No. 1

Agreement of Limited Partnership
of
ServiceMaster Residential/Commercial Services Limited Partnership
dated December 4, 1990

THIS AMENDMENT is made on August 5, 1998 by and among TSSGP Limited Partnership, a Delaware limited partnership (“TSSGP”), and ServiceMaster Residential/Commercial Services Limited Partnership, a Delaware limited partnership (“ServiceMaster Residential/Commercial Services L.P.”).

Recitals

A.       The current partners of ServiceMaster Residential/Commercial Services L.P. are as follows:

Company	State of Organization	Partner Type

ServiceMaster Consumer Services L.P.	Delaware	Limited Partner—99%

ServiceMaster Residential/Commercial Services Management Corporation	Delaware	General Partner—.01%

TSSGP Limited Partnership	Delaware	Special General Partner—.09%

B.        TSSGP desires to withdraw as the Special General Partner of ServiceMaster Residential/Commercial Services L.P.

C.        ServiceMaster Consumer Services L.P. and ServiceMaster Residential/Commercial Services Management Corporation desire to approve the withdrawal of TSSGP as the Special General Partner under the Agreement of Limited Partnership of ServiceMaster Residential/Commercial Services L.P., dated December 4, 1990 (“LP Agreement”).

D.        As a result of the transaction contemplated by this Amendment, the partners of ServiceMaster Residential/Commercial Services L.P. will be as follows:

Company	State of Organization	Partner Type

ServiceMaster Consumer Services L.P.	Delaware	Limited Partner—99.09%

ServiceMaster Residential/Commercial Services Management Corporation	Delaware	General Partner—.01%

Provisions

NOW THEREFORE, in consideration of the commitments contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:

1.         Withdrawal of TSSGP. TSSGP withdraws as the Special General Partner from ServiceMaster Residential/Commercial Services L.P.

2.         Approval of Withdrawal. ServiceMaster Consumer Services L.P. and ServiceMaster Residential/Commercial Services Management Corporation approve of the withdrawal by TSSGP as the Special General Partner under the LP Agreement.

3.         Partners after Withdrawal. As a result of the withdrawal of TSSGP, ServiceMaster Residential/Commercial Services Management Corporation is the sole general partner of ServiceMaster Residential/Commercial Services L.P., and ServiceMaster Consumer Services L.P. is the sole limited partner of ServiceMaster Residential/Commercial Services L.P.

4.         No Other Changes. The Parties make no changes to the LP Agreement other than the changes described in this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first mentioned above.

ServiceMaster Residential/Commercial Services Management Corporation		TSSGP Limited Partnership (withdrawing limited partner)

		By:	TSSGP Management Corporation, general partner

By:	/s/ Michael M. Isakson	By:	/s/ Robert F. Keith
	Michael M. Isakson		Robert F. Keith
	President		Vice President

ServiceMaster Consumer Services Limited Partnership

By:	ServiceMaster Consumer Services, Inc., general partner

By:	/s/ Ernest J. Mrozek
Ernest J. Mrozek
President

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State of Illinois	)
) SS
County of DuPage	)

On August 5, 1998, before me personally came Robert F. Keith, to me known, who, being duly sworn, said that he is Vice President of TSSGP Management Corporation, the general partner of TSSGP Limited Partnership, the limited partnership described in and which executed the foregoing assignment instrument, and that he signed his name thereto on behalf of the limited partnership pursuant to all requisite authority.

My commission expires: 3/6/2004

“OFFICIAL SEAL”	/s/ Jean D. Koenig
JEAN D. KOENIG	Notary Public
NOTARY PUBLIC, STATE OF ILLINOIS
MY COMMISSION EXPIRES 3/6/2004

Acknowledgment

ServiceMaster Consumer Services L.P. acknowledges receipt of the foregoing assignment instrument and receipt of the Partner Interest.

ServiceMaster Consumer Services Limited
Partnership

By:	ServiceMaster Consumer Services, Inc., general partner

By:	/s/ Ernest J. Mrozek
Ernest J. Mrozek
President

Consent of Limited Partner

ServiceMaster Consumer Services L.P., a Delaware limited partnership and the limited partner of ServiceMaster Residential/Commercial Services L.P., a Delaware limited partnership, consents to the assignment and transfer of the Partner Interest by TSSGP to ServiceMaster Consumer Services L.P. pursuant to the foregoing assignment instrument.

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AGREEMENT OF LIMITED PARTNERSHIP

OF

SERVICEMASTER RESIDENTIAL/COMMERCIAL SERVICES
LIMITED PARTNERSHIP

December 4, 1990

TABLE OF CONTENTS

	ARTICLE I Organizational Matters

1.1	Formation	1
1.2	Name	1
1.3	Registered Office; Principal Office	1
1.4	Power of Attorney	1
1.5	Term	3

	ARTICLE II Definitions

2.1	Defined Terms	3

	ARTICLE III Purpose

3.1	Purpose	8

	ARTICLE IV Capital Contributions

4.1	General Partner	9
4.2	Limited Partner	9
4.3	Capital Accounts	9
4.4	Computation Rules	10
4.5	Effect of Transfer of Percentage Interest	11
4.6	Issuance of Additional Percentage Interests	12
4.7	Redemptions	12
4.8	Interest	12
4.9	No Withdrawal	12
4.10	Loans From Partners	12

	ARTICLE V Allocations

5.1	Allocations for Capital Account Purposes	13
5.2	Allocations for Tax Purposes	15

	ARTICLE VI Distributions of Net Cash Flow

6.1	Distributions of Net Cash Flow Not Within the Context of a Dissolution and Termination of the Partnership	17
6.2	Distributions of Net Cash Flow in the Context of a Dissolution and Termination of the Partnership	17

	ARTICLE VII Management and Operation of the Business

7.1	Management	17
7.2	Certificate of Limited Partnership	19
7.3	Reliance by Third Parties	19
7.4	Compensation and Reimbursement of the General Partner	20
7.5	Outside Activities	20
7.6	Partnership Funds	21
7.7	Loans to or From the General Partner: Contracts with Affiliates	21
7.8	Indemnification of the General Partner	22
7.9	Liabilities of the General Partner and Affiliates	24
7.10	Resolution of Conflicts of Interest	24
7.11	Other Matters Concerning the General Partner	25
7.12	Title to Partnership Assets	25

7.13	General Partner’s Representations, Warranties and Covenants	25

	ARTICLE VIII Rights and Obligations of the Limited Partner

8.1	Limitation of Liability	25
8.2	Management of Business	25
8.3	Outside Activities	26
8.4	Return of Capital	26
8.5	Right of Limited Partner Relating to the Partnership	26

	ARTICLE IX Books, Records, Accounting and Reports

9.1	Records of the Partnership	27
9.2	Accounting Matters	27
9.3	Reports	27
9.4	Other Information	27

	ARTICLE X Tax Matters

10.1	Preparation of Tax Returns	28
10.2	Taxable Year	28
10.3	Tax Elections	28
10.4	Tax Controversies	28
10.5	Organization Expense	28
10.6	Taxation as a Partnership	28
10.7	Tax Shelter Investor List	28

	ARTICLE XI Transfer of Interests

11.1	Transfer	29
11.2	Transfer of Interest of General Partner	29
11.3	Transfer of Interest of Limited Partner	29

	ARTICLE XII Admission of substituted Partners

12.1	Admission of Successor Limited Partner	29
12.2	Amendment of Agreement and of Certificate of Limited Partnership	29

	ARTICLE XIII Dissolution and Liquidation

13.1	Dissolution	30
13.2	Continuation of the Business of the Partnership After Dissolution	30
13.3	Liquidation	31
13.4	Distribution in Kind	32
13.5	Cancellation of Certificate of Limited Partnership	33
13.6	Reasonable Time for Winding Up	33
13.7	Return of Capital	33
13.8	Waiver of Partition	33

	ARTICLE XIV Amendment of Partnership Agreement

14.1	Amendment to be Adopted Solely by the General Partner	33
14.2	Amendment Procedures	34

	ARTICLE XV General Provisions

15.1	Address	34
15.2	Notices	34
15,3	Titles and Captions	35
15.4	Pronouns and Plurals	35
15.5	Binding Effect	35
15.6	Integration	35
15.7	Creditors	35
15.8	Waiver	35
15.9	Counterparts	35
15.10	Applicable Law	35
15.11	Invalidity of Provisions	35
15.12	Enforcement Costs	35

v

AGREEMENT OF LIMITED PARTNERSHIP

OF

SERVICEMASTER RESIDENTIAL/COMMERCIAL SERVICES

LIMITED PARTNERSHIP

This Agreement of Limited Partnership is entered into on the 4th day of December, 1990 by and between ServiceMaster Residential/Commercial Services Management Corporation, a Delaware corporation, as the general partner (the “General Partner”) and ServiceMaster Consumer Services Limited Partnership, a Delaware limited partnership, as the limited partner (the “Limited Partner”) (collectively, the “Partners”).

ARTICLE I
Organizational Matters

1.1       Formation. The Partners form a limited partnership (the “Partnership”) pursuant to the provisions of the Delaware Act. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Delaware Act. The partnership interest of any Partner shall be personal property for all purposes.

1.2       Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, “ServiceMaster Residential/Commercial Services”. The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate and including the name “Res/Com”. The words “Limited Partnership” or the abbreviation “L.P.” shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole discretion may change the name of the Partnership at any time and from time to time.

1.3       Registered Office: Principal Office. (a) The address of the registered office of the Partnership in the State of Delaware shall be Corporation Trust Center, 1229 Orange Street, Wilmington, New Castle County, Delaware 19801. The registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company.

(b)       The principal office of the Partnership shall be 855 Ridge Lake Boulevard, Memphis, Tennessee 38120, or such other place as the General Partner may from time to time designate. The Partnership may maintain offices at such other place or places as the General Partner deems advisable.

1.4       Power of Attorney. (a) Each Partner constitutes and appoints the General Partner and the Liquidator (as hereinafter defined), and any successor to either by merger, assignment,

election or otherwise, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(i)                     execute, swear to, acknowledge, deliver, file and record in the appropriate office:

(A)                 this Agreement, all certificates and other instruments and all amendments thereof which the General Partner or the Liquidator deems reasonable and appropriate or necessary to form, qualify or continue the qualification of the Partnership as a limited partnership (or a partnership in which limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property;

(B)                   all instruments which the General Partner or the Liquidator deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement made in accordance with its terms;

(C)                   conveyances and other instruments or documents which the General Partner or the Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including a certificate of cancellation; and

(D)                  all instruments relating to the admission, withdrawal or substitution of a partner pursuant to Article XI;

(ii)                    execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary in the sole discretion of the General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement and/or appropriate or necessary in the sole discretion of the General Partner or the Liquidator, to effectuate the terms or intent of this Agreement.

Nothing herein contained shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIV or as otherwise expressly provided for in this Agreement.

The foregoing power of attorney is irrevocable and a power coupled with an interest, and it shall survive and not be affected by the subsequent dissolution, bankruptcy or termination of any Partner or the transfer of all or any portion of its Percentage Interest and shall extend to the Partner’s successors, assigns and representatives. Each Partner, in its capacity as such, agrees to be bound by any representations made by the General Partner or the Liquidator, acting in good faith pursuant to such power of attorney; and each Partner waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator, taken in good faith under such power of attorney. Each Partner shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the General Partner’s or the Liquidator’s request therefor, such further designations, powers of attorney and other instruments as the General Partner or the Liquidator deem necessary to effectuate this Agreement and the purposes of the Partnership.

1.5       Term. The Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and the Partnership shall continue in existence until the close of the Partnership business on December 31, 2040, or until the earlier termination of the Partnership in accordance with the provisions of Article XIII.

ARTICLE II

Definitions

2.1       Defined Terms. Unless clearly indicated to the contrary, the following definitions shall, for all purposes, be applied to the terms used in this Agreement:

“Adjusted Capital Account Deficit” means, with respect to each Partner, the deficit balance, if any, in a Partner’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

 (1)                  Credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulation sec. 1.704-1(b) (4) (iv) (f);

(2)                     Debit to such Capital Account the items described in Treasury Regulation sec. 1. 704-1(b) (2) (ii) (d) (4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulation sec. 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Property” means any property for which the Carrying Value has been adjusted pursuant to Section 4.4, 4.5 or 4.6. Once an Adjusted Property is deemed distributed by, and recontributed to, the Partnership for federal income tax purposes upon a termination thereof pursuant to Section 708 of the Code, such property shall thereafter constitute a Contributed Property until the Carrying Value of such property is further adjusted pursuant to Section 4.4, 4.5 or 4.6.

“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with, the Person in question. As used in the definition of “Affiliate”, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration as determined by the General Partner using such reasonable method of valuation as it may adopt; provided, the Agreed Value of any property deemed contributed to the Partnership for federal income tax purposes upon termination thereof pursuant to Section 708 of the Code shall be determined in accordance with Section 4.4. Subject to Section 4.4, the General Partner shall, in its discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties transferred to the Partnership in a single or integrated transaction among each separate property on a basis proportional to their fair market values, taking into account Code Section 1060 principles where applicable.

“Book-Tax Disparity” means, with respect to a Contributed Property or Adjusted Property, as of any date of determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes. A Partner’s or Assignee’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s or Assignee’s Capital Account balance, as maintained pursuant to Article 5, and such balance had the Capital Account been maintained strictly in accordance with tax accounting principles.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 4.3.

“Capital Contribution” means any cash and cash equivalent which a Partner contributes to the Partnership pursuant to Article IV.

“Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, cost recovery deductions and amortization deductions with respect to such property charged to the Capital Accounts of the Partners and adjusted to reflect any other changes to such Carrying Value for sales, retirements and other dispositions of assets included in a Contributed Property, as of the time of determination; and (b) with respect to any other property, the adjusted basis thereof for federal income tax purposes, as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 4.4, 4.5 or 4.6.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware pursuant to Section 1.4, as it may be amended and restated from time to time.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, and applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Commencement Date” means December 4, 1990.

“Contributed Property” means each Partner’s interest in each property or other consideration, in such form as may be permitted by the Delaware Act (but excluding cash and cash equivalents), which is contributed to the Partnership by such Partner (or deemed contributed to the Partnership upon termination thereof pursuant to Section 708 of the Code). Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 4.5 or 4.6, such property shall no longer constitute a Contributed Property, but shall thereafter constitute an Adjusted Property for purposes of this Agreement.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, DEL. CODE ANN. tit. 6, sections 17-101 et seq., as it may be amended from time to time, and any successor to such Act.

“Fiscal Year” means the calendar year.

“General Partner” means ServiceMaster Residential/Commercial Services Management Corporation, a Delaware corporation.

“Initial Properties” means the assets and businesses which were transferred by The ServiceMaster Company to ServiceMaster Consumer Services Limited Partnership (“SMCS”) pursuant to Section 1.11 of the Participation Agreement and then retransferred by SMCS to the Partnership on the Commencement Date, as increased or decreased in the course of business between the transfer under the Participation Agreement and the transfer on the Commencement Date.

“Limited Partner” means ServiceMaster Consumer Services Limited Partnership, a Delaware limited partnership.

“Liquidator” has the meaning specified in Section 13.3.

“Minimum Gain” means the amount determined in accordance with the principles of Treasury Regulation section 1.704-lT(b)(4)(iv)(C).

“Net Cash Flow” means the total cash receipts generated from the operations of the Partnership, the sale or other disposition of any Partnership property or otherwise (but specifically excluding (i) receipts from Capital Contributions and (ii) proceeds from loans to the Partnership), reduced by (a) all expense incident to the operation and management of the Partnership {but excluding any expense not involving a cash outlay, such as amounts charged for depreciation); (b) all current payments on account of any loans to the Partnership, including without limitation debt service to third party lenders; (c) expenditures for capital assets not financed through reserves previously set aside by the Partnership for such purposes; and (d) reasonable reserves for working capital and future obligations.

“Net Income” means, for any period with respect to which the Partnership has any item of income, gain, deduction or loss (as determined under Sections 4.4, 4.6, 4.7 and 5.1(f)) which is to be reflected in the Capital Accounts, the excess (if any) of (a) the total amount of such items of income and gain for the period over (b) the total amount of such items of deduction and loss for the period.

“Net Loss” means, for any period with respect to which the Partnership has any item of income, gain, deduction or loss (as determined under Sections 4.4, 4.6, 4.7 and 5.1 (f)) which is to be reflected in the Capital Accounts, the excess (if and) of (a) the total amount of such items of deduction and loss for the period over (b) the total amount of such items of income and gain for the period.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulation section 11.704-lT(b)(4)(iv).

“Opinion of Counsel” means a written opinion of counsel acceptable to the General Partner. Such counsel may be the regular counsel to the Partnership or the General Partner.

“Participation Agreement” means the agreement having that name and dated as of November 8, 1990 by and among The ServiceMaster Company Limited Partnership and Waste Management, Inc. et al.

“Partners” means the General Partner and the Limited Partner.

“Partnership” means the limited partnership organized pursuant to this Agreement.

“Percentage Interest” means the ownership interest of a Partner in the Partnership expressed as a percentage. At the Commencement Date, the Percentage Interests of the Partners are: the General Partner: 1%; the Limited Partner: 99%.

“Person” means an individual or a corporation, partnership, trust, or unincorporated organization, association or other entity.

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or 743 of the Code) upon the disposition of any property or asset of the Partnership that does not constitute capital gain or Section 1231 gain for federal income tax purposes because such gain represents the recapture of deductions previously taken with respect to such property or assets.

“Residual Gain” or “Residual Loss” means any net gain or net loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or an Adjusted Property, to the extent such net gain or net loss is not allocated pursuant to Section 6.2 (b) (1) or (2) to eliminate Book-Tax Disparities.

“ServiceMaster Consumer Services Affiliate” means any Affiliate of ServiceMaster Consumer Services Limited Partnership.

“Treasury Regulations” means regulations promulgated pursuant to the Code. Any reference to a specific regulation or regulations of the Code shall be deemed to include a reference to any corresponding provision of future Treasury Regulations.

“Unrealized Gain” attributable to a Partnership property means, as of any date of determination, the excess, if any, of the fair market value of such property (as determined pursuant to Section 4.6 or 4.7) as of such date of determination over the Carrying Value of such property as of such date of determination (prior to any adjustment to be made pursuant to Section 4.6 or 4.7 as of such date).

“Unrealized Loss” attributable to a Partnership property means, as of any date of determination, the excess, if any, of the Carrying Value of such property as of such date of determination (prior to any adjustment to be made pursuant to Section 4.6 or 4.7 as of such date) over the fair market value of such property (as determined pursuant to Section 4.6 or 4.7) as of such date of determination.

ARTICLE III
Purpose

3.1       Purpose. The purpose and business of the Partnership shall be the granting of franchises which authorize the franchisees to furnish home cleaning services, commercial cleaning services, carpet and upholstery cleaning services, disaster restoration services, lawn care services, and window washing services in designated locations in the United States and Canada, all under the name “ServiceMaster”, except that in the case of the window washing services, the franchise authorizes the use of the name “Classic Care”; the granting of distributor arrangements which authorize the distributor to provide supporting services and products to franchisees (and, in the case of Canada only, to grant franchises under the ServiceMaster trade name); and providing directly in certain parts of the United States the franchisee support services which are provided by independent distributors in the rest of the country, with such direct supporting services being provided through ServiceMaster Direct Distributor Company Limited Partnership, a Delaware limited partnership. Such businesses shall include, without limitation, the acquisition, management, operation and disposition of the properties acquired by the Partnership as part of the transactions contemplated by the Participation Agreement, the carrying on of any businesses relating thereto or arising therefrom, the entering into any partnership, joint venture or other similar arrangement, to engage in any of the foregoing or the ownership of interests in any entity engaged in any of the foregoing, and anything incidental or necessary to the foregoing, all for the production of income and profit.

ARTICLE IV
Capital Contributions

4.1       General Partner. (a) The General Partner shall not be required to contribute to the capital of the Partnership except (i) as may be necessary to pay liabilities of the Partnership for which provision cannot otherwise be made through cash flow generated from operations of the Partnership or debt incurred in accordance with this Agreement or (ii) as otherwise expressly required pursuant to the provisions of this Agreement.

(b)       The General Partner will at all times while serving in such capacity retain its Percentage Interest which entitles the General Partner to a one percent (1%) participation in the Partnership’s income, gains, losses, deductions and credits, but only for so long as it continues to serve in such capacity.

4.2       Limited Partner. (a) On the Commencement Date, the Limited Partner shall contribute to the Partnership the Initial Properties and the Partnership shall assume (or take the Initial Properties subject to) all liabilities and other indebtedness which is directly related to the Initial Properties.

(b)       The contributions made by the Limited Partner pursuant to this Section 4.2 and the Agreed Value of such contributions for purposes of the Delaware Act shall be described and recorded in the books and records of the Partnership.

4.3       Capital Accounts. Separate Capital Accounts shall be maintained for each Partner in accordance with federal income tax accounting principles, maintained in accordance with Treasury Regulation Section 1.704-1(b). The Capital Account of each Partner shall be increased by: (i) the amount of any cash and the fair market value of any property contributed to the Partnership by such Partner (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to); (ii) the amount of Partnership income and gain or items thereof allocated to such Partner; (iii) such Partner’s prorata share (determined in the same manner as such Partner’s share of income, gains, losses, deductions and credits) of any other amount received by the Partnership during such year which is exempt from federal income tax; and (iv) other items to the extent mandated by Treasury Regulation Section 1.704-1(b). The Capital Account of each Partner shall be reduced by: (i) the amount of money distributed to the Partner by the Partnership; (ii) the fair market value of property distributed by the Partnership to the Partner (net of liabilities secured by such distributed property that the Partner is considered to assume or take subject to) ; (iii) the amount of Partnership losses and deductions or items thereof allocated to the Partner; (iv) such Partner’s prorata share (determined in the same manner as such Partner’s prorata share of income, gains, losses, deductions or credits) of any other expenditures of the Partnership which are not deductible in computing the Partnership’s taxable income and which are not properly capitalized; and (v) other items to the extent mandated by Treasury Regulation Section 1.704(b).

4.4       Computation Rules. For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided that:

(i)        Solely for purposes of the application of the provisions hereof, the Partnership shall be treated as owning directly its proportionate share of all property owned by any partnership, joint venture or similar entity in which the Partnership has an ownership interest (as determined by the General Partner based upon the provisions of the governing documents of such entity);

(ii)       In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to a Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 4.6 or 4.7 to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived under the same method and useful life as is applied for federal income tax purposes; provided, however, that if the asset has a zero adjusted basis, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the General Partner may adopt.

(iii)      Any income, gain or loss attributable to the taxable disposition of any property shall be determined by the Partnership as if the adjusted basis of such property as of the date of such disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(iv)      If the Partnership’s adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code (or any analogous provisions), the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Article V. Any restoration of such basis pursuant to Section 48(q)(2) (or any analogous provision) of the Code shall be allocated in the same manner to the Percentage Interests to which such deemed deduction was allocated.

(v)       All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) an interest in the Partnership that can neither be deducted nor amortized under Section 709 of the Code shall be treated as an item of deduction and shall be allocated among the Partners pursuant to Article V.

(vi)      Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(l)(B) or 705(a)(2)(B) of the Code (or treated as described in Treasury Regulation Section 1.704-l(b) (2) (iv) (i) (3)) , without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalizable for federal income tax purposes.

4.5       Effect of Transfer of Percentage Interest. Generally, a transferee of a Percentage Interest shall succeed to that portion of the Capital Account of the transferor relating to the interest transferred. However, if the transfer causes a termination of the Partnership under section 708(b)(1)(B) of the Code, the Partnership properties shall be deemed to have been distributed in liquidation of the Partnership to the Partners (including the transferee of the interest in the Partnership) and deemed recontributed by such Partners and transferees in reconstitution of the Partnership. In such event, the Carrying Values of the Partnership properties shall be adjusted immediately prior to such deemed distribution pursuant to Section 4.7, and such adjusted Carrying Values shall constitute the Agreed Values of such properties upon such deemed contribution to the reconstituted Partnership. The Capital Accounts of such reconstituted Partnership shall be maintained in accordance with this Article IV.

4.6       Issuance of Additional Percentage Interests. Consistent with the provisions of Treasury Regulation Section 1.704-l(b)(2)(iv), upon an issuance of additional interests in the Partnership for cash or property, the Capital Accounts of all Partners shall, immediately prior to such issuance, be adjusted (consistent with the provisions hereof) upward or downward to reflect any unrealized gain or unrealized loss attributable to each Partnership property, as if such unrealized gain or unrealized loss had been recognized upon an actual sale of each such property, immediately prior to such issuance, and had been allocated to the Partners at such time pursuant to Article V. Once such amounts have been determined, the General Partner shall allocate such aggregate value among the properties of the Partnership in a manner it deems reasonable based on the fair market value for individual properties.

4.7       Redemptions. In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv), immediately prior to the distribution of cash or any Partnership property in consideration for an interest in the Partnership, including distributions pursuant to Article XIII and deemed distributions resulting from a termination of the Partnership as described in Section 4.5, the Capital Accounts of all Partners shall, immediately prior to any such distribution, be adjusted (consistent with the provisions hereof) upward or downward to reflect any unrealized gain or unrealized loss attributable to each Partnership property, as if such unrealized gain or unrealized loss had been recognized upon an actual sale of each property, immediately prior to such distribution, and had been allocated to the Partners at such time pursuant to Article V. In determining such unrealized gain or unrealized loss, the aggregate cash amount and fair market value of Partnership assets (including any cash or cash equivalents) immediately prior to a distribution shall, in the case of a deemed distribution occurring as a result of a termination of the Partnership pursuant to Section 708 of the Code, be determined and allocated in the manner provided in Section 4.6 or in the case of a liquidating distribution pursuant to Article XIII, be determined and allocated by the General Partner using such reasonable methods of valuation and allocation as it may adopt.

4.8       Interest. No interest shall be paid by the Partnership on Capital Contributions or on balances in Partners’ Capital Accounts.

4.9       No Withdrawal. A Partner shall not be entitled to withdraw any part of its Capital Contribution or its Capital Account or to receive any distribution from the Partnership except as provided in Articles VI and XIII.

4.10     Loans From Partners. Loans by a Partner to the Partnership shall not be considered Capital Contributions. If any Partner shall advance funds to the Partnership in excess of the amounts required hereunder to be contributed by it to the capital of the Partnership, the making of such advance shall not result in any increase in the amount of the Capital Account of such Partner. The amounts of any such advances shall be a debt of the Partnership to such Partner and shall be payable or collectible only out of the Partnership assets in accordance with the terms and conditions upon which such advances are made. All such advances shall be made on terms at least as favorable as the Partnership could bargain for at arms-length with unrelated third party lenders.

ARTICLE V
Allocations

5.1       Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and of determining the rights of the Partners among themselves, except as otherwise provided in this Agreement, each item of income, gain, loss and deduction (including Nonrecourse Deductions) computed in accordance with Section 4.4 shall be allocated, subject to Section 5.3, to the Partners as follows:

(a)       Net Loss Allocation. With respect to any allocation period for which the Partnership has a Net Loss, each item of income, gain, loss and deduction to be reflected in the Capital Accounts shall be allocated in the following order and priority:

(1)                     First, each such item shall be allocated to the General Partner and the Limited Partner in accordance with their respective Percentage Interests, until the Capital Account of the Limited Partner has been reduced to zero;

(2)                     Second, the remaining portion (if any) of each such item shall be allocated to the General Partner.

(b)       Net Income Allocation. With respect to any allocation period for which the Partnership has Net Income, each item of income, gain, loss and deduction to be reflected in the Capital Accounts shall be allocated in the following order and priority:

(1)                     First, each such item shall be allocated to the General Partner up to the amount of any excess of (A) the amounts previously allocated under Section 5.1(a)(2) to the General Partner over (B) the amounts previously allocated under this Section 5.1(b)(1) to the General Partner;

(2)                     Second, the remaining portion (if any) of each such item shall be allocated to the General Partner and the Limited Partner in accordance with their respective Percentage Interests.

(c)       Qualified Income Offset. If any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-l(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated, subject to Section 5.1(d), to such Partner in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. This Section 5.1(c) is intended to constitute a “qualified income offset” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d)       Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain during a taxable year, then all Partners shall be specially allocated items of income and gain for such year (and, if necessary, subsequent years) in the amount and manner required under Treasury Regulations Section 1.704-lT(b)(4)(iv)(e). The preceding sentence is intended to comply with the minimum gain chargeback requirement in such section of the Treasury Regulations and shall be interpreted consistently therewith. Any item of Partnership loss, deduction or Code Section 705(a)(2)(B) expenditure that is attributable to a Partner’s nonrecourse debt (as determined in accordance with Treasury Regulations Section 1.704-1T(b)(4)(iv)) shall be allocated as required under Treasury Regulations Section 1.704-1T(b)(4)(iv)(h). If there is a net decrease during a Partnership taxable year in the minimum gain attributable to a Partner’s nonrecourse debt (as determined in accordance with Treasury Regulations Section 1.704-1T(b)(4)(iv)), then Partnership income and gain for such taxable year (and, if necessary, for subsequent taxable years) shall be allocated as required under Treasury Regulations Section 1.704-1T(b)(4)(iv)(h). Allocations made pursuant to this Section 5.1(d) shall be made before any other allocation of Partnership items is made pursuant to this Section 5.1.

(e)       Excess Deficit Restoration. In the event the Limited Partner has a deficit Capital Account at the end of any taxable period that is in excess of the amount that the Limited Partner is obligated (or deemed obligated) to restore pursuant to Treasury Regulations Section 1.704-1T(b)(2)(ii)(c) or 1.704-1T(b)(4)(iv)(f), then the Limited Partner shall be allocated, subject to Section 5.l(d), items of Partnership income and gain in the amount of such excess as quickly as possible.

(f)        Basis Adjustment Allocations. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1T(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(g)       General Partner Excess Deduction. In the event the Internal Revenue Service successfully asserts an adjustment to the taxable income of the General Partner and, as a result of any such adjustment, the Partnership is entitled to a deduction for federal income tax purposes in excess of any gain recognized by the Partnership as a result of such adjustment, such excess deduction shall be allocated to the General Partner in the same ratio as its taxable income was adjusted.

5.2       Allocations for Tax Purposes.

(a)       Tax Allocations Generally Identical to Book Allocations. For federal income tax purposes, except as otherwise provided in this Section 5.2, each item of income, gain, loss, deduction and credit of the Partnership shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss, deduction or credit has been allocated pursuant to Section 5.1.

(b)       Gains and Losses on Properties. In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

(1)       Contributed Property. In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution. Any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 5.1.

(2)       Adjusted Property.

(A)      In the case of an Adjusted Property, such items first shall be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 4.6 or 4.7, and second, in the event such property was originally a Contributed Property, shall be allocated among the Partners in a manner consistent with Section 5.2(b)(1).

(B)      Any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 5.1.

(c)      Section 704. It is intended that the allocations prescribed in Section 5.2 constitute allocations for federal income tax purposes that are consistent with Section 704 of the Code and comply with any limitations or restrictions therein. The General Partner shall have sole discretion to amend the provisions of this Agreement as necessary or appropriate to reflect the proposal or promulgation of Treasury Regulations under Section 704 of the Code. The General Partner may adopt and make such amendments to this Agreement as provided in this Section 5.2 (c) only if they would not have a material adverse effect on the Limited Partner or the Partnership and if such allocations are consistent with the principles of Section 704 of the Code.

(d)      Recapture Income. Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership property for any taxable period shall be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gain as Recapture Income. The balance of such gain, if any, allocated hereinabove to the Partners shall be characterized as Recapture Income to such Partners whose share of such gain exceeds their share of Recapture Income in the proportion which such excess gain of such Partners bears to the aggregate excess gain of all Partners.

(e)       Section 754. All items of income, gain, loss and deduction recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted by Sections 734 and 743 of the Code.

(f)        Transfers of Percentage Interests. Each item of Partnership income, gain, loss, deduction and credit attributable to a transferred Percentage Interest shall, for federal income tax purposes, be determined on an annual prorated basis (or other basis, as required or permitted by Section 706 of the Code) and shall be allocated to the Partners who own Percentage Interests as of the close of business on the day preceding the first day of the month in which the transfer is recognized by the Partnership in the case of transfers occurring before the close of business on the 15th day of such month, and shall be allocated to the Partners who own Percentage Interests as of the close of business on the 15th day of the month in which the transfer is recognized by the

Partnership in the case of transfers occurring after the close of business on the 15th day of such month but before the close of business on the last day of such month; provided, however, that gain or loss on a sale or other disposition of all or a substantial portion of the assets of the Partnership shall be allocated to the record holder of the Percentage Interest on the date of sale. The General Partner may revise, alter or otherwise modify such methods of determination and allocation as it determines necessary, to the extent permitted by Section 706 of the Code and regulations or rulings promulgated thereunder.

5.3       One Percent Allocation to General Partner. Anything to the contrary in this Agreement notwithstanding, the General Partner shall be entitled to at least one percent (1%) of each material item of Partnership income, gain, loss, deduction or credit, other than items required to be allocated otherwise under Section 704(c) of the Code.

ARTICLE VI

Distributions of Net Cash Flow

6.1       Distributions of Net Cash Flow Not Within the Context of a Dissolution and Termination of the Partnership. (a) Net Cash Flow not distributed in connection with a dissolution and termination of the Partnership shall be distributed as provided in this Section 6.1.

(b)       Distributions of Net Cash Flow shall be distributed in such amounts and at such times as the General Partner shall determine. All such distributions shall be made in accordance with the Partners’ respective Percentage Interests.

6.2       Distributions of Net Cash Flow in the Context of a Dissolution and Termination of the Partnership. Distributions of Net Cash Flow upon the dissolution and termination of the Partnership shall be made in accordance with the provisions of Section 13.3.

ARTICLE VII

Management and Operation of the Business

7.1       Management. (a) The General Partner shall conduct, direct and exercise full control over all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner and no other Partner shall have any right of control or management over the business and affairs of the Partnership.

(b)       In addition to the powers now or hereafter granted to a

general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provisions of this Agreement, the General Partner shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, subject to the terms of this Agreement, including, without limitation —

(i)        the making of any expenditures, the borrowing of money, the guaranteeing of indebtedness and other liabilities, the issuance of evidence of indebtedness, and the incurring of any obligations it deems necessary for the conduct of the activities of the Partnership in the ordinary course of business;

(ii)       the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership and the merger of the Partnership into another entity;

(iii)      the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose and on any terms it sees fit, including, without limitation, the financing of the conduct of the operations of the Partnership, the lending of funds to other Persons and the repayment of obligations of the Partnership;

(iv)      the negotiation and execution on any terms deemed desirable in its sole discretion and the performance of any contracts, conveyances or other instruments that it considers useful or necessary to the conduct of the Partnership operations or the implementation of its powers under this Agreement;

(v)       the distribution of Partnership cash as provided herein;

(vi)      the selection and dismissal of employees and outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(vii)     the maintenance of such insurance for the benefit of the Partnership and the Partners as it deems necessary;

(viii)    the formation of any further limited or general partnerships, joint ventures, or other relationships that it deems desirable in the ordinary course of business; and

(ix)       the control of any matters affecting the rights and obligations of the Partnership, including, without limitation, the conduct of litigation and the incurring of legal expenses and the settlement of claims and litigation.

(c)       The participation by the General Partner in any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe to the Partnership or the Limited Partner under this Agreement or under applicable law.

7.2       Certificate of Limited Partnership. The General Partner shall cause to be filed such certificates or documents as may be determined by the General Partner to be reasonable or necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partner has limited liability) in the state of Delaware or any other state in which the Partnership may elect to do business. To the extent that the General Partner in its sole discretion determines such action to be reasonable and necessary or appropriate and not in contravention of this Agreement, the General Partner shall file amendments to the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership in which the limited partner has limited liability) under the laws of the State of Delaware or any other state in which the Partnership may elect to do business. Subject to applicable law, the General Partner may omit from the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of Delaware and from any other certificates or documents filed in any other states in order to qualify the Partnership to do business therein, and from all amendments thereto, the name and address of the Limited Partner and information relating to the Capital Contributions and share of profits of the Limited Partner.

7.3       Reliance by Third Parties. Any other provision of this Agreement to the contrary notwithstanding, no lender or purchaser, including any purchaser of property from the Partnership or any other Person dealing with the Partnership, shall be required to look to the application of proceeds hereunder or to verify any representation by the General Partner as to the extent of the interest in the assets of the Partnership that the General Partner is entitled to encumber, sell or otherwise use, and any such lender or purchaser shall be entitled to rely exclusively on the representation of the General Partner as to its authority to enter into such financing or sale arrangements and shall be entitled to deal with the General Partner as to its authority to enter into such financing or sale arrangements and shall be entitled to deal with the General Partner on behalf of the Partnership as if it were the sole party in interest therein, both legally and beneficially. In no event shall any Person dealing with the General Partner or the General Partner’s representative with respect to any business or property of the Partnership be obligated to ascertain that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expedience of any act or action of the General Partner or the General Partner’s representative; and every contract, agreement, deed, mortgage, security agreement, promissory note or other instrument or document executed by the General Partner or the General Partner’s representative with respect to the business or property of the Partnership shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and/or delivery thereof, this Agreement was in full force and effect, (ii) such instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership, and (iii) the General Partner or the General Partner’s representative was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Partnership.

7.4       Compensation and Reimbursement of the General Partner.

(a)       The General Partner shall be reimbursed for all expenses, disbursements and advancements incurred or made in connection with the organization of the Partnership, the qualification of the Partnership and the General Partner conducting Partnership business.

(b)       The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole discretion, for all direct expenses it incurs or makes on behalf of the Partnership (including amounts paid by the General Partner to any Person to perform services to the Partnership) and for that portion of the General Partner’s and its Affiliates’ in- house legal and accounting costs and expenses, telephone, secretary, aircraft, travel and entertainment expenses, office rent and other office expenses, salaries and other compensation expenses of employees, officers and directors, other administrative expenses and other expenses, all of which are necessary or appropriate to the conduct of the Partnership’s business and are allocable to the Partnership.

7.5       Outside Activities. (a) The General Partner has been organized for the sole purpose of serving as the general partner of the Partnership. Accordingly, the General Partner may not enter into or conduct any business in addition to the business of serving as the General Partner under the terms of this Agreement.

(b)       Any Affiliate of the General Partner and any director, officer, partner or employee of the General Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership and may engage in any other business and activities for their own account and for the account of others, except for business interests and activities that conflict with or are in direct competition with the Partnership. Except as specified in Section 7.5(a) above and in this Section 7.5(b), no other provision of this Agreement shall be deemed to prohibit any such Person from conducting such other business and other activities. Neither the Partnership nor any of the Partners shall have any rights by virtue of this Agreement or their partnership relationship created hereby in any business ventures of any Affiliate of the General Partner or any director, officer, partner or employee of the General Partner or an Affiliate of the General Partner.

7.6       Partnership Funds. The funds of the Partnership shall be deposited in such account or accounts as are designated by the General Partner. The General Partner may, in its sole discretion, deposit funds of the Partnership in a central disbursing account maintained by or in the name of the General Partner or the Partnership in which funds of the Partnership and other Persons are also deposited, provided that at all times books of account are maintained which show the amount of funds of the Partnership on deposit in such account. The General Partner may use the funds of the Partnership as compensating balances for its benefit, provided that such funds do not directly or indirectly secure, and are not otherwise at risk on account of, any indebtedness or other obligation of the General Partner or any director, officer, partner, employee or Affiliate thereof. All withdrawals from or charges against such accounts shall be made by the General Partner or by its officers or agents. Funds of the Partnership may be invested as determined by the General Partner, except in connection with acts otherwise prohibited by this Agreement.

7.7       Loans to or From the General Partner: Contracts with Affiliates. (a) The General Partner or any Affiliate thereof may lend to the Partnership funds needed by the Partnership for such periods of time as the General Partner may determine; provided, however, that the General Partner or such Affiliate may not charge the Partnership interest at a rate greater than the rate (including points or other financing charges or fees) that would be charged to the Partnership (without reference to the General Partner’s or the Limited Partner’s financial abilities or guarantees) by unrelated lenders on comparable loans. The Partnership shall reimburse the General Partner or any Affiliate, as the case may be, for any costs incurred by it in connection with the borrowing of funds obtained by the General Partner or such Affiliate and loaned to the Partnership.

(b)       The General Partner may itself or through an Affiliate render services to the Partnership. Any service rendered to the Partnership by the General Partner or any such Affiliate shall be on terms that are fair and reasonable to the Partnership. The provisions of Section 7.4 shall apply to the rendering of services described in this Section 7.7(b).

(c)       The Partnership may transfer assets to joint ventures, other partnerships, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions which are consistent with applicable laws as the General Partner deems appropriate and which are approved by the Limited Partner.

(d)       The Partnership may transfer assets to other partnerships, corporations or other business entities which are controlled, directly or indirectly, by ServiceMaster Consumer Services Limited Partnership upon such terms and subject to such conditions which are consistent with applicable laws as the General Partner deems appropriate and which are approved by the Limited Partner.

(e)       Neither the General Partner nor any Affiliate thereof shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership.

7.8       Indemnification of the General Partner.  (a) To the fullest extent permitted by law, the General Partner, its Affiliates and their directors, officers, partners, employees and agents (all of whom are hereinafter referred to in this Section 7.8 as the “Indemnities”) shall be indemnified and held harmless by the Partnership from and against all and any losses, claims, damages, liabilities (joint and several), expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings (civil, criminal, administrative or investigative) in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of its status as (i) a general partner or an agent of the General Partner or an Affiliate thereof, (ii) a director, officer, partner, employee or agent of the General Partner or an Affiliate thereof or (iii) a Person serving at the request of the Partnership in another entity in a similar capacity, which relate to or arise out of the Partnership, its property, business or affairs, regardless of whether the Indemnitee continues to be the General Partner or an Affiliate thereof or a director, officer, partner, employee or agent of the General Partner or an Affiliate thereof at the time of any such liability or expense is paid or incurred, if (A) the Indemnitee acted in good faith and in a manner it believed to be in, or not opposed to, the best interests of the Partnership, and with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful, and (B) the Indemnitee’s conduct did not constitute gross negligence or willful or wanton misconduct. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee acted in a manner contrary to that specified in (A) or (B) above. Any indemnification pursuant to this Section 7.8 shall be made only out of the assets of the Partnership.

(b)       All expenses or costs which are incurred by the Partnership which are of a nature as to be reasonably required by a ServiceMaster Consumer Services Affiliate due to its relationship to ServiceMaster consumer Services Limited Partnership will be allocated to the Partnership and included in operating expenses for all accounting purposes, including the calculation of Earnings. The Partnership may elect to purchase legal services, accounting services, management information services and other services from ServiceMaster Consumer Services Affiliates or from The ServiceMaster Company Limited Partnership at the cost of such services to ServiceMaster Consumer Services Limited Partnership, such ServiceMaster Consumer Services Affiliates or The ServiceMaster Company Limited Partnership.

(c)       To the fullest extent permitted by law, expenses (including legal fees) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to the indemnification as authorized in this Section 7.8.

(d)       The indemnification provided by this Section shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, vote of the Partners, as a matter of law or otherwise, both as to action in the Indemnitee’s capacity as a General Partner or an Affiliate or as a director, officer or employee of the General Partner or an Affiliate and to action in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(e)       The Partnership may purchase and maintain insurance on behalf of the General Partner and such other Persons as the General Partner shall determine against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(f)        In no event may an Indemnitee subject the Limited Partner to personal liability in excess of the Limited Partner’s Capital Contribution by reason of these indemnification provisions.

(g)       An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.8 because the Indemnitee had an interest in the transaction with respect to which the indemnification applied if the transaction was otherwise permitted by the terms of this Agreement.

(h)       The provisions of this Section 7.8 are for the benefit of the Indemnities and shall not be deemed to create any rights for the benefit of any other Persons, except as provided in paragraph (d).

7.9       Liabilities of the General Partner and Affiliates. (a) Neither the General Partner, its Affiliates nor their directors, officers, partners, employees or agents shall be liable to the Partnership, to the Limited Partner or to any Persons who have acquired a Percentage Interest, whether as limited partners or otherwise, for errors in judgment or for any acts taken or omissions occurring in good faith.

(b)       The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder, whether directly or by or through an agent, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

7.10     Resolution of Conflicts of Interest. Unless otherwise expressly provided herein, whenever (a) a conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, on the other hand, or (b) this Agreement or any other agreement contemplated herein provides that the General Partner shall act in a manner which is, or provides terms which are, fair and reasonable to the Partnership, the General Partner shall resolve such conflict of interest, take such action or provide such terms, in each case considering the relative interests of each party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner shall not constitute a breach of this Agreement or any other agreement contemplated herein or therein.

(b)       Whenever in this Agreement, and subject to the obligation of the General Partner to abide by all the terms of this Agreement, the General Partner is permitted or required to make a decision (i) in its “sole discretion” or “discretion”, with “complete discretion” or under a grant of similar authority or latitude, the General Partner shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest or factors affecting the Partnership or any of the other Partners, or (ii) in its “good faith” or under another express standard, the General Partner shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, or any other agreement contemplated herein or therein.

7.11     Other Matters Concerning the General Partner. (a) The General Partner may rely and shall be protected in acting or refraining from acting upon resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party in interest.

(b)       The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any opinion of such Persons as to matters which the General Partner believes to be within such Persons’ professional or expert competence shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by the General Partner hereunder in good faith and in accordance with such opinion.

7.12     Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine. The General Partner declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner shall be held in trust by the General Partner for the use and benefit of the Partnership in accordance with the terms and provisions of this Agreement. All Partnership assets shall be recorded as the property of the Partnership on its books and records irrespective of the name in which legal title to such Partnership assets is held.

7.13     General Partner’s Representations. Warranties and Covenants. The General Partner covenants and agrees that commencing with the Commencement Date, it will not consent to any action which would have the effect of causing a termination of the Partnership under Section 708 of the Code.

ARTICLE VIII

Rights and Obligations of the Limited Partner

8.1       Limitation of Liability. Neither the Limited Partner, nor any Person who may become a limited partner hereunder, shall have any liability under this Agreement except as provided in this Agreement or in the Delaware Act.

8.2       Management of Business. The Limited Partner shall not take part in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by a director, officer, general partner, employee or agent of the Limited Partner or its Affiliate in its capacity as such shall not affect, impair or eliminate the limitations on the liability of any limited partner under this Agreement.

8.3       Outside Activities. The Limited Partner shall be entitled to have business interests and engage in business activities in addition to those relating to the Partnership. Neither the Partnership, any other Partner, nor any one else shall have any rights by virtue of this Agreement in any business ventures of the Limited Partner.

8.4       Return of Capital. The Limited Partner shall not be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law, and then only to the extent provided for in this Agreement.

8.5       Right of Limited Partner Relating to the Partnership. In addition to other rights provided by this Agreement or by applicable law, the Limited Partner shall have the right, for a proper purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon reasonable demand at the expense of the Partnership:

(i)     to obtain true and full information regarding the status of the business and financial condition of the Partnership;

(ii)    promptly after becoming available, to obtain a copy of the Partnership’s federal, state and local income tax returns for each year;

(iii)   to have furnished to it, upon notification to the General Partner, a current list of the name and last known business, residence or mailing address of each Partner;

(iv)   to have furnished to it, upon notification to the General Partner, a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with executed copies of any powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed; and

(v)    to inspect and copy any of the Partnership’s books and records and to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

ARTICLE IX

Books, Records, Accounting and Reports

9.1       Records of the Partnership. (a) The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including (without limitation) all books and records necessary to provide to the Limited Partner any information, lists and copies of documents required to be provided pursuant to this Agreement. Any records maintained by the Partnership in the regular course of its business, including the record of the holders of Percentage Interests, books of account and records of Partnership proceedings, may be kept on or be in the form of punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the records so kept are convertible into clearly legible written form within a reasonable period of time.

(b)       Any former partner of the Partnership shall have a right to receive copies of all books and records of the Partnership pertaining to its term as a Partner at the expense of the Partnership.

9.2       Accounting Matters. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with generally accepted accounting principles consistently applied. All decisions as to accounting matters, except as specifically provided to the contrary herein, shall be made in good faith by the General Partner.

9.3       Reports. (a) As soon as practicable, but in no event later than 120 days after the close of each Fiscal Year, the General Partner shall cause to be delivered to the Limited Partner as of the last day of that Fiscal Year reports containing financial statements of the Partnership for the Fiscal Year, presented in accordance with generally accepted accounting principles consistently applied, including a balance sheet, a statement of income, a statement of Partners’ equity and a statement of changes in financial position. Such statements, in the General Partner’s sole discretion, may be audited by a firm of independent public accountants selected by the General Partner.

 (b)      As soon as practicable, but in no event later than 75 days after the close of each calendar quarter, except the last calendar quarter of each Fiscal Year, the General Partner shall cause to be delivered to the Limited Partner as of the last day of that calendar quarter a report containing such financial information for that calendar quarter as the General Partner in good faith deems appropriate, but not anything less than a balance sheet, a statement of income and a statement of Partners’ equity.

9.4       Other Information. The General Partner may release such

information concerning the operations of the Partnership to such source as is customary in the industry or required by law or regulation of any regulatory body.

ARTICLE X

Tax Matters

10.1     Preparation of Tax Returns. The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items necessary for federal and state income tax purposes and shall furnish to Partners within 90 days of the close of the taxable year the tax information reasonably required for federal and state income tax reporting purposes. The classification, realization and recognition of income, gains, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

10.2     Taxable Year. The taxable year of the Partnership shall be the calendar year.

10.3     Tax Elections. Except as otherwise provided herein, the General Partner shall, in its sole discretion, determine whether to make any available election pursuant to the Code. The General Partner shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the rights to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partner.

10.4     Tax Controversies. Subject to the provisions hereof, the General Partner is designated the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith.

10.5     Organization Expense. The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a 60-month period as provided in Section 709 of the Code.

10.6     Taxation as a Partnership. No election shall be made by the Partnership or any Partner for the Partnership to be excluded from the application of any of the provisions of Subchapter K, Chapter 1 of Subtitle A of the Code or from any similar provisions of any state tax laws.

10.7     Tax Shelter Investor List. The General Partner, or such Person as may be selected by the General Partner, shall be the designated Person for maintaining a list pursuant to Section 6112 of the Code of Persons who have acquired a Percentage Interest. This provision shall constitute a designation agreement under Treasury Regulation 301.6112-1T among those Persons otherwise required to maintain investor lists under Code Section 6112.

ARTICLE XI

Transfer of Interests

11.1     Transfer. (a) The term “transfer”, when used in this Article XI with respect to a Percentage Interest, includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition.

(b)       No Percentage interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article XI. Any transfer or purported transfer of any Percentage Interest not made in accordance with this Article XI shall be null and void.

11.2     Transfer of Interest of General Partner. The General Partner may not transfer all or any part of its Percentage Interest to any Person except to one of its Affiliates. The Limited Partner consents to any such transfer. The transferee Affiliate of all the Percentage Interest of the General Partner pursuant to this Section 11.2 shall be admitted to the Partnership as the General Partner immediately prior to the effective date of transfer of the General Partner’s Percentage Interest and such transferee shall continue the business and operation of the Partnership without dissolution.

11.3     Transfer of Interest of Limited Partner. The Limited Partner may not transfer all or any part of its Percentage Interest as a limited partner, except that a successor of the Limited Partner may succeed to its Percentage Interest as a limited partner in the Partnership.

ARTICLE XII

Admission of Substituted Partners

12.1     Admission of Successor Limited Partner. The successor of the Percentage Interest of the Limited Partner shall be admitted to the Partnership as a limited partner upon furnishing to the General Partner an acceptance, in form satisfactory to the General Partner, of all the terms and conditions of this Agreement and such other documents or instruments as may be required in order to effect its admission as a limited partner.

12.2     Amendment of Agreement and of Certificate of Limited Partnership. In connection with the admission to the Partnership of any successor Partner, the General Partner shall take all steps necessary and appropriate to prepare as soon as practical an appropriate amendment of this Agreement and, if required by law, to prepare and file an appropriate amendment of the Certificate of Limited Partnership and may for this purpose exercise the power of attorney granted pursuant to Section 1.4.

ARTICLE XIII

Dissolution and Liquidation

13.1     Dissolution. (a) The Partnership shall not be dissolved by the admission of additional or substituted partners in accordance with the terms of this Agreement.

(b)       The Partnership shall dissolve and its affairs shall be wound up, upon:

 (1)      the expiration of its term as provided in Section 1.5;

 (2)      the withdrawal or removal of the General Partner or any other event that results in its ceasing to be the General Partner (other than by reason of a transfer pursuant to this Agreement), provided, however, that the Partnership shall not be dissolved upon such an event if, within 90 days after such event, all Partners agree in writing to continue the business of the Partnership and to the appointment of a successor General Partner;

 (3)      an election to dissolve the Partnership given to the General Partner by the unanimous consent of all the Partners; or

 (4)      the entry of a decree of judicial dissolution pursuant to the provisions of the Delaware Act; provided, however, that the Partnership shall not be dissolved upon an event described in Section 13.1(b)(2) if within 90 days after such event all Partners agree in writing to continue the business of the Partnership and to the appointment of a successor General Partner.

13.2     Continuation of the Business of the Partnership After Dissolution. Upon dissolution of the Partnership in accordance with Section 13.1(b)(2) or Section 13.1(b)(4), and a failure of all Partners to agree to continue the business of the Partnership and appoint a successor General Partner as provided in Section 13.1, then within an additional 90 days the remaining Partners may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement and having as a general partner a Person elected by the remaining Partners. Upon any such election, all Partners shall be bound thereby and shall be deemed to have consented thereto. Unless such an election is made within 180 days after dissolution, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is made within 180 days after dissolution or within ninety (90) days after any event in Section 13.l (b), then:

(a)                    the reconstituted Partnership shall continue until the end of the term set forth in Section 1.5 unless earlier dissolved in accordance with this Article XIII;

(b)                   if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated thenceforth as the interest of a limited partner in the Partnership; and

(c)                    all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into a new partnership agreement and certificate of limited partnership, and the successor general partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to Section 1.4;

provided, that the right of the remaining partners to select a successor general partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel from counsel satisfactory to the General Partner that (i) the exercise of the right would not result in the loss of limited liability of the Limited Partner and (ii) neither the Partnership nor the reconstituted Partnership would be treated as an association taxable as a corporation for federal income tax purposes upon the exercise of such right to continue.

13.3     Liquidation. Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to Section 13.2, the General Partner or, in the event the General Partner has been dissolved or removed, become bankrupt as defined in Section 13.1 or has withdrawn from the Partnership, a liquidator or liquidating committee selected by the mutual agreement of the other Partners shall be the Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by the Limited Partner. The Liquidator shall (if other than the General Partner) be entitled to receive such compensation for its services as may be approved by the Limited Partner. The Liquidator shall agree not to resign at any time without 15 days prior written notice and (if other than the General Partner) may be removed at any time, with or without cause, by notice of removal given by the Limited Partner. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be selected by the Limited Partner. The right to appoint a successor or substitute Liquidator in the manner provided herein shall be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions hereof, and every reference herein to the Liquidator will be deemed to refer also to any such successor or substitute Liquidator appointed in the manner herein provided. Except as expressly provided in this Article XIII, the Liquidator appointed in the manner provided herein shall have and may exercise, without further authorization or consent of any Agreement but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitations on sale set forth in this Agreement) and to the extent necessary or desirable in the good faith judgment of the Liquidator, the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein. The Liquidator shall liquidate the assets of the Partnership and apply and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

(a)                    the payment to creditors of the Partnership, including Partners, in order of priority provided by law; and the creation of a reserve of cash or other assets of the Partnership for contingent liabilities in an amount, if any, determined by the Liquidator to the appropriate Person for such purposes;

(b)                   to the Partners in proportion to the positive balances in their respective Capital Accounts; provided, however, that prior to such distribution, the Capital Accounts shall have been adjusted to reflect the allocations set forth in Article V prior to such distribution; and thereafter

(c)                    to the Partners in accordance with their respective Percentage Interests.

13.4               Distribution in Kind. Notwithstanding the provisions of Section 13.3 which require the liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (other than those to Partners) and/or may, in its absolute discretion, distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.3(b) undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. The fair market value of any property distributed in kind shall be determined in accordance with Section 5.5.

13.5     Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership property as provided in Sections 13.3 and 13.4, the Partnership shall be terminated, and the Liquidator (or the General Partner and the Limited Partner, if necessary) shall cause the cancellation of the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Partnership.

13.6     Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.3 in order to minimize any losses otherwise attendant upon such winding up.

13.7     Return of Capital. Upon dissolution of the Partnership, the General Partner shall contribute an amount equal to the deficit balance in its Capital Account in accordance with Section 5.6. Other than as provided in the preceding sentence, no general partner or limited partner of this Partnership shall be required to restore a deficit in its Capital Account or shall be personally liable for the return of the Capital Contributions of any Partner or any portion thereof.

13.8     Waiver of Partition. Each Partner waives any right to partition of the Partnership property.

ARTICLE XIV

Amendment of Partnership Agreement

14.1     Amendment to be Adopted Solely by the General Partner. The General Partner (pursuant to its power of attorney from the Limited Partner), without the consent of the Limited Partner, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, solely to reflect:

(a)       a change in the name of the Partnership or the location of the principal place of business of the Partnership;

(b)       a change that the General Partner, in its sole discretion, has determined to be reasonable and necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership (or a partnership in which the limited partner has limited liability) under the laws of any state or that is necessary or advisable in the opinion of the General Partner to ensure that the Partnership will not be treated as an association taxable as a corporation for federal income tax purposes;

(c)       a change that (i) in the good faith discretion of the General Partner does not adversely affect the Limited Partner in any material respect or (ii) is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

(d)       an amendment that is necessary, in the Opinion of Counsel to the Partnership, to prevent the Partnership or the General Partner or its directors or officers from in any manner being subjected to the provision of the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or the “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor.

14.2     Amendment Procedures. Amendments to this Agreement may be proposed by the General Partner or by the Limited Partner.

ARTICLE XV

General Provisions

15.1     Addresses. The address of each Partner for all purposes shall be the address set forth on the signature page of this Agreement or such other address of which each other Partner has received written notice.

15.2     Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including telex and telegraphic communications) and shall be, as elected by the person giving such notice, hand-delivered by messenger or courier service, telecommunicated, or mailed (airmail, if international) by registered or certified mail, postage prepaid, return receipt requested. Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery, (b) on the date telecommunicated, if by telegraph, (c) on the date of transmission with confirmed answer-back, if by telex or facsimile, and (d) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

15.3     Titles and Captions. All article or section titles or captions of this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

15.4     Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

15.5     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Partners and their successors, legal representatives and permitted assigns.

15.6     Integration. This Agreement constitutes the entire agreement among the Partners pertaining to the subject matter hereof, and supersedes all prior agreements and understandings pertaining thereto.

15.7     Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership.

15.8     Waiver. No failure by any Partner to insist upon strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of such breach or any other covenant, duty, agreement or condition.

15.9     Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all Partners, notwithstanding that all Partners are not signatories to the original or the same counterpart. Each Partner shall become bound by this Agreement immediately upon affixing its signature hereto independently of the signature of any other Partner.

15.10   Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

15.11   Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

15.12   Enforcement Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, a breach, default or misrepresentation in connection with any provision of this

Agreement, the successful or prevailing Partner shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses, even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to appeals), incurred in that action or proceeding, in addition to any other relief to which such Partner or Partners may be entitled.

IN WITNESS WHEREOF, the Partners have executed this Agreement the date first above written.

General Partner:		Limited Partner:

SERVICEMASTER RESIDENTIAL/ COMMERCIAL SERVICES MANAGEMENT CORPORATION, a Delaware corporation		SERVICEMASTER CONSUMER SERVICES LIMITED PARTNERSHIP, a Delaware limited partnership

By:	/s/ E. L. Olsen	By:	ServiceMaster Consumer
	E. L. Olsen		Services, Inc., a
	Vice President		Delaware corporation
and a general partner

		By:	/s/ Vernon T. Squires
Vernon T. Squires
V.P. and Secretary

Address: 855 Ridge Lake Boulevard Memphis, TN 38120		Address: 855 Ridge Lake Boulevard Memphis, TN 38120